Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2019 Financial Results

Continued Strong Performance with Revenue Growth of 21% Year-Over-Year

Following its National Launch on Spectrum, Pasiones is Now Fully Distributed Across All Major Pay TV Distributors

MIAMI, FL — (May 7, 2019) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the first quarter ended March 31, 2019.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “We have had a strong start to 2019, as we continue executing on our strategy of providing unique and compelling content to large, fast-growing and underserved audiences.

The Puerto Rico economy continues to show steady improvement, which is reflected in our strong revenue growth. Our U.S. cable networks also continue to perform well. The launch of Pasiones nationally on Spectrum and renewal of Cinelatino’s carriage agreement with Dish both affirm the importance and value of our networks.

We are also very encouraged by the robust ratings growth in Canal 1, which increased its total day audience share by 69%, as compared to Q1 2018, including 121% growth in prime time, Monday to Friday.

Looking forward, the progress we are making across our networks and strategic investments positions us to continue to drive strong growth and long-term shareholder value.”

Financial Results for the Three Months Ended March 31, 2019

Net revenues were $35.1 million for the three months ended March 31, 2019, an increase of 21%, as compared to net revenues of $29.0 million for the comparable period in 2018. Advertising revenue increased $3.2 million, or 33%, driven by the improving economy in Puerto Rico, and the favorable comparison with the prior year period, which was negatively impacted by Hurricane Maria. Affiliate revenue increased $2.9 million, or 16%, due to contractual fee increases and subscriber growth, and the favorable comparison with the prior year period.

Operating expenses were $24.0 million for the three months ended March 31, 2019, as compared to operating expenses of $24.2 million for the same period in 2018. The decrease was primarily due to a gain of $1.5 million related to reimbursements received in the current period from the Federal Communications Commission (“FCC”) for equipment purchases required as a result of the spectrum repack, and hurricane related expenses incurred in the prior year period.  This was offset by higher programming and production expenses over the prior year period, when WAPA implemented cost savings measures following Hurricane Maria. The gain from the FCC spectrum repack is included in operating income, but backed out of Adjusted EBITDA.

Net loss available to the Company was $1.7 million for the three months ended March 31, 2019, as compared to net loss of $7.6 million for the comparable period in 2018.

Adjusted EBITDA was $14.9 million for the three months ended March 31, 2019, an increase of 41%, as compared to Adjusted EBITDA of $10.6 million for the comparable period in 2018.

The Company affirms its forecast of mid-teen percentage growth in Adjusted EBITDA for the full year 2019, as compared to 2018.

As of March 31, 2019, the Company had $208.5 million in debt and $86.2 million of cash. The Company’s gross leverage ratio was approximately 3.2x, and net leverage ratio was approximately 1.9x.

During the three months ended March 31, 2019, the Company repurchased 40,780 shares of common stock at a weighted average price of $12.57, for an aggregate purchase price of approximately $0.5 million.

During the three months ended March 31, 2019, the Company funded $13.8 million into its joint ventures, including $12.5 million in Canal Uno and $1.3 million in Pantaya.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2019 and 2018, as well as select financial data as of March 31, 2019 and December 31, 2018:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)

Net revenues	$35,110	$29,035
Operating expenses:
Cost of revenues	10,214	9,427
Selling, general and administrative	10,901	10,584
Depreciation and amortization	4,067	3,997
Other expenses	231	233
Gain from FCC spectrum repack and other	(1,462)	(3)
Total operating expenses	23,951	24,238

Operating income	11,159	4,797

Other expenses:
Interest expense, net	(2,960)	(2,884)
Loss on equity method investments	(7,376)	(9,795)
Total other expenses	(10,336)	(12,679)
Income (loss) before income taxes	823	(7,882)

Income tax (expense) benefit	(2,556)	323
Net loss	$(1,733)	$(7,559)

Net loss attributable to non-controlling interests	47	—
Net loss available to the Company	$(1,686)	$(7,559)

Reconciliation of net loss available to the Company to Adjusted EBITDA:

Net loss available to the Company	$(1,686)	$(7,559)
Add (Deduct):
Net loss attributable to non-controlling interests	(47)	—
Income tax expense (benefit)	2,556	(323)
Other expenses	10,336	12,679
Gain from FCC spectrum repack and other	(1,462)	(3)
Transaction and non-recurring expenses	231	239
Hurricane related expenses	—	536
Depreciation and amortization	4,067	3,997
Stock-based compensation	917	996
Adjusted EBITDA	$14,912	$10,562

Selected Financial Data:

(amounts in thousands)

	As of	As of
	March 31, 2019	December 31, 2018
	(Unaudited)	(Audited)

Cash	$86,205	$94,478
Debt (a)	$208,547	$209,081

Leverage ratio (b):	3.2x	3.5x
Net leverage ratio (c):	1.9x	1.9x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	March 31, 2019	December 31, 2018	March 31, 2018
U.S. Cable Networks:
WAPA America (b)	4,381	4,417	4,383
Cinelatino	4,608	4,639	4,543
Pasiones (c)	4,272	4,360	4,448
Centroamerica TV	4,239	4,276	4,203
Television Dominicana	2,370	2,273	1,942
Total	19,870	19,965	19,519

Latin America Cable Networks:
Cinelatino	17,174	16,769	16,123
Pasiones	16,170	15,958	15,230
Total	33,344	32,727	31,353

(a)         Amounts presented are based on the most recent remittances received from the Company’s distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)         Excludes digital basic subscribers.  Subscribers to WAPA America including digital basic subscribers decreased 1.4% from December 31, 2018 to March 31, 2019.

(c)          Does not include subscribers added pursuant to the launch of Pasiones on Spectrum on April 1, 2019.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2019 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted

EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net loss available to the Company, net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, transaction and non-recurring expenses, hurricane related expenses, income tax expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net loss available to the Company to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended March 31, 2019 and 2018.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter 2019 results at 10:00 AM ET on Tuesday, May 7, 2019. A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 3099586.

A replay of the call will be available beginning at approximately 1:00 PM ET on Tuesday, May 7, 2019 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 3099586.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the effects of Hurricane Maria in the short and long-term on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies, Hemisphere’s ability to successfully integrate the acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Danielle O’Brien

(646) 277-1289

Danielle.obrien@edelman.com